Exhibit 107

Calculation of Filing Fee Tables

F-3

(Form Type)

Scienjoy Holding Corporation

(Exact Name of Registrant as Specified in its Charter)

Not Applicable

(Translation of Registrant’s Name into English)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Class A Ordinary Shares, no par value per share	Rule 457(c)	995,118	$4.45	(2)	$4,428,275.10	(2)	0.00011020	$488.00	N/A	N/A	N/A	N/A
Fees Previously Paid	Equity	Class A Ordinary Shares, no par value per share	Rule 457(c)	995,118	$3.955	(3)	$3,935,691.69	(3)	0.00011020	$433.72	N/A	N/A	N/A	N/A
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts						$4,428,275.10			$488.00
	Total Fees Previously Paid									$433.72
	Total Fee Offsets
	Net Fee Due									$54.28

(1)	In accordance with Rule 416 under the Securities Act of 1933, as amended, this registration statement shall also be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rules 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low prices of the Registrant’s Class A ordinary shares on May 12, 2023.

(3)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rules 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low prices of the Registrant’s Class A ordinary shares on May 4, 2023.